Exhibit 10.19
Director Compensation Program for Members of the Board, other than those Directors
Affiliated with SoftBank
On July 10, 2013, New Sprint established the following compensation program for members of its board of directors, other than those directors that are affiliated with SoftBank, as follows:

Compensatory Item	Annual Director Compensation

Annual Cash Retainer - Board Member	$80,000

Annual Cash Retainer - Security Director	$155,000

Annual Cash Retainer - Audit Committee Chairman	$20,000

Annual Cash Retainer - Compensation Committee Chairman	$15,000

Annual Cash Retainer - Any Special Committee Chairman	$10,000

Board and Committee Meeting Fees	$2,000 per Meeting ($1,000 per Telephonic Meeting)

Annual Grant of Restricted Stock Units	$110,000

Director Legacy Program	Matching Charitable Contributions (capped)

Other	Telecommunications Services and Products

Stock Ownership Guidelines
Must hold equity or equity rights equal to at least three times the annual board retainer amount for directors other than the Security Director (i.e., $240,000 while the current $80,000 retainer is in place); providing that to the extent any Director has not met this minimum ownership level, each such Director is expected to retain at least half of his or her shares or share equivalents awarded by the Corporation. The Board retains flexibility to grant exceptions to the guidelines based on its consideration of individual circumstances.

Affiliate Director Compensation Program
On August 6, 2013, the Company’s Board determined Mr. Fisher’s compensation for serving as a member of the Board. The Board adopted an Affiliate Director compensation program for Mr. Fisher, to provide as follows:

(1)	Annual cash retainer of $500,000;

(2)
Annual grant of $500,000 in restricted stock units for 2013 to be granted as of August 6, 2013 and each year thereafter at the Annual Shareholders’ Meeting and vesting in full upon the earlier of the subsequent Annual Shareholders’ Meeting or the first anniversary of the grant; and

(3)	Telecommunications services and products and matching of Mr. Fisher’s charitable contributions, capped at reasonable levels.
Mr. Son does not receive a cash retainer for his service on the New Sprint board of directors.